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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  March 1, 2001
                                                  ---------------

                          IMPLANT SCIENCES CORPORATION
               (Exact Name of Registrant as Specified in Charter)


      MASSACHUSETTS                000-25839                   04-2837126
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(State or other jurisdic-         (Commission                 (IRS Employer
  tion of incorporation)          File Number)            Identification Number)

                    107 AUDUBON ROAD #5, WAKEFIELD, MA 01880
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code  (781) 246-0700
                                                   ----------------


                                 NOT APPLICABLE
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)






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ITEM 9.  REGULATION FD DISCLOSURE.

     We held a telephone conference call today for our shareholders, news media and interested members of the financial community to discuss the successful introduction, increasing market penetration and revenue growth of our I-Plant(TM) seed for the less-invasive treatment of prostate cancer and to bring the public up to date on how our prostate seed business is growing and what the continued growth of that business means for our future.

     During the telephone conference call our President, Anthony J. Armini, stated that our Iodine-125 seed for the treatment of prostate cancer is in strong demand from an increasing number of customers. Over the past 4 months, November through February, our compounded rate of sales growth was approximately 50% per month. Also, during this time period we have accumulated approximately 29 hospital centers that each perform multiple procedures per week or month. There are approximately 700 centers in the United States presently performing an average of 4 to 5 prostate seed procedures per month. Iodinc seeds are presently priced in the $30-$35 range, depending on volume, and approximately 100 seeds are used for each patient. Several very large hospital centers, which perform over 12-15 cases per month, are expected to become regular customers in the next several months. At this growth rate we expect the I-Plant(TM) prostate seed to become a significant component of our sales and profits in the not too distant future, however, we cannot expect this 50% per month growth rate to go on indefinitely.

     Our present production capacity is 7,000 seeds per week and we expect it to be at 12,000 seeds per week by the end of this fiscal year. We expect our automated production lines, when operating at full capacity, to have yields in the 80% range and gross margins in the 60% to 70% range.

     Mr. Armini further stated that we are also actively looking for acquisitions in the radiation therapy area.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  IMPLANT SCIENCES CORPORATION


                                  By: /s/ Anthony J. Armini
                                     --------------------------------
                                     Anthony J. Armini
                                     President and Chief Executive Officer


Date: March 1, 2001